Exhibit 10.12

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of August 12, 2011 (the “Effective Date”), by and between CHIMERIX, INC., a Delaware corporation (the “Company”), and EPD Pharma Solutions, LLC, Dr. J. Michael Grindel, an individual (the “Consultant”).

The Company desires to benefit from Consultant’s expertise by retaining Consultant as a consultant, and Consultant wishes to perform consulting services for the Company, as provided below. In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

1.           Consulting Services. The Company hereby engages Consultant, and Consultant hereby agrees to provide consulting services to the Company in support of Company’s Contract No. HHSO100201100013C (the “Prime Contract”) with the U.S. Government (the “Government”) and other Company activities as described in Exhibit A hereto (the “Services”) during the term of this Agreement, as requested by the Company. Consultant agrees to exercise the highest degree of professionalism and to utilize Consultant’s expertise and creative talents in performing the Services. Prime Contract provisions applicable to Services provided in support of the Prime Contract under this Agreement are set forth in Exhibit B hereto and hereby incorporated by reference in this Agreement.

2.           Compensation. As full and complete compensation for performing the Services, the Company shall pay Consultant in accordance with Exhibit A hereto.

3.           Independent Contractor. Consultant’s relationship with Company is that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company except as required by the scope of work set forth in Exhibit A hereto. Consultant will not be entitled to any of the benefits that Company may make available to its employees, such as group insurance, profit-sharing, or retirement benefits. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. The Company will report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to Consultant, his agents, or employees under this Agreement. Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

1.

4.           Confidentiality.

(a)          Confidential Information. The term “Confidential Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials, in whatever form, tangible or intangible, pertaining in any manner to the Company’s business. By way of illustration but not limitation, Confidential Information may include inventions, ideas, discoveries, developments, designs, techniques, tangible and intangible information, chemical compounds, building blocks, chemical libraries, reaction protocols for chemical libraries, chemical structures, chemical design and model relationship data, chemical databases, assays, samples, media and other biological materials, procedures and formulations for producing any such materials, products, processes, drawings, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, instruments, devices, computer software and hardware, and information regarding research, development, current and proposed products and services, marketing and selling, business plans, business methods, budgets, finances, licensing, collaboration and development arrangements, prices and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, and potential business opportunities.

(b)          Exceptions. Information to which Consultant receives access pursuant to this Agreement will not be considered to be Confidential Information to the extent that Consultant can demonstrate by competent written evidence that such information: (i) is or becomes publicly known other than as a result of any breach of this Agreement by Consultant; (ii) is disclosed to Consultant on a non-confidential basis by a third party who rightfully possesses the information; or (iii) was known to Consultant prior to its first receipt from the Company (whether such first receipt occurred before or during the term of this Agreement), except in the case of the Company Inventions, which shall not be subject to the exception in this clause (iii).

(c)          Non-Disclosure and Non-Use. At all times during the term of Consultant’s association with the Company and thereafter, Consultant shall hold the Confidential Information in trust and confidence and shall not disclose or use any Confidential Information, except to the extent such disclosure or use is required in direct connection with Consultant’s performance of requested Services for the Company or is expressly authorized in writing by the Company.

(d)          Third Party Information. Consultant acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant shall hold Third Party Information in the strictest confidence and shall not disclose or use Third Party Information, except to the extent such disclosure or use is required in direct connection with Consultant’s performance of requested Services for the Company or is expressly authorized in writing by the Company.

2.

5.           Intellectual Property Rights.

(a)         Ownership of Company Inventions. Consultant agrees that any and all ideas, inventions, discoveries, improvements, know-how, techniques and information that the Consultant conceives, reduces to practice, develops or generates during the term of the Agreement, alone or in conjunction with others, during the performance of, or as a direct result of performing, the Services for the Company under this Agreement, including, without limitation, any and all intellectual property rights therein (collectively, “Company Inventions”), shall be the sole and exclusive property of the Company. Notwithstanding the foregoing, the term “Company Inventions” shall not include “Subject Inventions” as defined in Federal Acquisition Regulation 52.227-11, Patent Rights-Ownership by the Contractor (Dec 2007), which is incorporated by reference at Exhibit B hereto. Consultant hereby irrevocably assigns to the Company all right, title and interest in and to all Company Inventions and agrees to execute, verify, and deliver assignments of Company Inventions to the Company or its designee promptly upon request. In addition, Consultant hereby designates the Company as his or her agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the assignment of Company Inventions from the Consultant to the Company. Subject to the rights granted to the Government under FAR 52.227-11, Consultant unconditionally and irrevocably grants to the Company an exclusive, irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to develop, make, have made, use, sell, have sold, offer for sale, import, reproduce, create derivative works of, distribute, publicly perform, and publicly display by all means now known or later developed, Subject Inventions for purposes of performing the Prime Contract.

(b)          Company Inventions Not Capable of Assignment. If Consultant has any rights to Company Inventions that cannot, under applicable law, be assigned to the Company, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights. Consultant agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to Company Inventions that can neither be assigned to the Company nor waived by Consultant, Consultant unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to develop, make, have made, use, sell, have sold, offer for sale, import, reproduce, create derivative works of, distribute, publicly perform, and publicly display by all means now known or later developed, Company Inventions.

(c)          Cooperation and Assistance. Consultant agrees to cooperate with the Company and its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of the Company’s rights in Company Inventions, and to execute, when requested, any other documents deemed necessary by the Company to carry out the purpose of this Section 5. Consultant shall assist the Company in every proper way to obtain, prosecute, maintain and enforce United States and foreign patent rights, copyrights and other intellectual property rights or protections claiming, covering or relating to Company Inventions in any and all countries. To that end, Consultant shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such rights and the assignment thereof. Consultant’s obligations under this Section 5(c) shall continue beyond the expiration or termination of this Agreement, but after expiration or termination of this Agreement, the Company shall compensate Consultant at a reasonable rate for the time actually spent by Consultant at the Company’s request on such assistance.

3.

6.          No Conflicts. During the term of this Agreement, Consultant shall not, without the prior written consent of the Company, engage in any commercial business activity that competes with the Company’s business or enter into any consulting or advisory relationship with any third party commercial entity that is engaged in any business activity that competes with the Company’s business. If any restriction set forth above in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.          Representations and Warranties. Consultant represents and warrants to the Company that Consultant’s performance of the Services and of its obligations under this Agreement do not and will not breach or conflict with any agreement between Consultant and any third party (including, without limitation, Institution).

8.          No Improper Use of Materials. Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Consultant has written authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

9.          Term; Termination. The term of this Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and, unless earlier terminated as provided below, shall expire February 15, 2012. The Company may terminate this Agreement in its sole discretion: (a) upon 15 days prior written notice to Consultant; or (b) immediately upon written notice to Consultant upon Consultant’s material breach of Section 4, Section 6 and/or Section 10. Upon expiration or any termination of this Agreement, or earlier as requested by the Company, Consultant shall deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Confidential Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. The provisions of Sections 4, 5, 9, 10 and 11 shall survive expiration or termination of this Agreement. In addition, those provisions of Exhibit B that by their nature should survive shall also survive expiration or termination of this Agreement.

10.        Non-interference with Business. During the term of this Agreement and for a period of two (2) years thereafter, Consultant agrees not to solicit or induce any employee or independent contractor of the Company to terminate or breach an employment, contractual, or other relationship with the Company.

4.

11.         General Provisions.

(a)        Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts of laws principles except that any provision in this Subcontract that is (a) incorporated in full text or by reference from the Federal Acquisition Regulation (FAR) or (b) incorporated in full text or by reference from any agency regulation that implements or supplements the FAR or (c) that is substantially based on any such FAR provision or agency regulation, shall be construed and interpreted according to the federal common law of government contracts as enunciated and applied by federal judicial bodies, boards of contract appeals, and quasi-judicial agencies of the federal government.

(b)        Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(c)        No Assignment. Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. Any attempted assignment or delegation by Consultant without the Company’s prior written consent shall be void and of no effect.

(d)        Injunctive Relief. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information without the prior express written consent of the Company, the Company would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the Company for such injury. Accordingly, Consultant agrees that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

(e)        Notices. All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, sent by overnight courier or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If sent by overnight courier or delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of such party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

5.

(f)         Disputes. (l) Any dispute arising under or related to this Agreement or the Services contemplated herein which relates to a matter for which Company has recourse against the Government under the Prime Contract shall be resolved in accordance with Section 3 of Exhibit B hereto. (2) In the event of any dispute between the parties arising out of or in connection with the Agreement or the Services contemplated herein that does not relate to a matter for which Company has recourse against the Government under the Prime Contract; the parties agree to first make a good faith effort to resolve the dispute informally. Negotiations shall take place between the designated principals of each party. If the parties are unable to resolve the dispute through negotiation within 45 days of the receipt of written notice of the dispute, then either party may elect to submit the controversy to a court of competent jurisdiction. Each party shall be responsible for its own costs and expenses including attorneys’ fees and court costs incurred in the course of any dispute under this sub-paragraph (f)(2).

(g)        Export. Consultant agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Company or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(h)        Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(i)         Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for the Company.

(j)         Headings. The headings preceding the text of the sections of this Agreement are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(k)        Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.

(l)         Indemnification. Consultant agrees to indemnify, defend and hold harmless Company, its affiliates and their respective directors, officers, employees, agents, subcontractors and/or assigns (“Company Indemnitees”) from and against any and all losses, expenses (including reasonable legal counsel fees and expenses), costs, liabilities or damages collectively “Company Loss”) to which any Company Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party arising out of Consultant’s performance of this Agreement (collectively “Claim”) to the extent the Company Loss is caused, results from or arises out of (a) the material breach by Consultant of any representation, warranty, covenant or other provision of this Agreement, or (b) the negligence or willful misconduct of Consultant, its affiliates and their respective directors, officers, employees, agents,subcontractors and/or assigns. Consultant shall not compromise or settle any Claim without Company’s written consent. Consultant’s agreement to indemnify, defend and hold the Company Indemnitees harmless is conditioned upon Company: (a) providing written notice to Consultant of any Claim arising out of the indemnified activities within 30 days after Company has knowledge of such Claim; (b) permitting Consultant to assume full responsibility and authority to investigate, prepare for and defend against any such Claim; (c) assisting Consultant, at Consultant’s reasonable expense, in the investigation of, preparation for and defense of any such Claim; and (d) not compromising or settling such Claim without Consultant’s written consent.

(m)       Limitation of Liability. Notwithstanding any other provision of this Agreement to the contrary, in no event will Company’s liability to Consultant for damages under this Agreement exceed the total amount paid by Company to Consultant hereunder.

(n)        Reserved.

(o)        Insurance. Consultant represents and warrants that it has sufficient insurance to cover all risks associated with full performance of its responsibilities hereunder. Upon written request, Consultant shall provide Company evidence of its insurance. Consultant shall provide to Company written notice of cancellation of its insurance coverage at least thirty (30) days prior to any such cancellation.

(p)        Order of Precedence. In the event of any inconsistency or conflict between or among the provisions of this Agreement, such inconsistency or conflict shall be resolved by giving precedence in the following order: (1) Exhibit B, Prime Contract Provisions; (2) Exhibit A, Services and Compensation; and (3) the preamble and Sections 1-11 of this Agreement.

7.

In Witness Whereof, the parties have, by duly authorized persons, executed this Agreement as of the Effective Date.

Chimerix, Inc.		EPD Pharma Solutions, LLC

By:	/s/ Timothy W. Trost	Signature:	/s/ J. Michael Grindel

Name:	Timothy W. Trost	Name:	J. Michael Grindel, Ph.D.

Title:	SVP & CFO	Title:	President

Address:		Address:

2505 Meridian Parkway, Suite 340		115 Otter Shaw Court
Durham, NC 27713		Johns Creek, GA 30022
USA		USA
Attention: Contract Coordinator		Phone: 678-580-0274
Email: rheath@chimerix.com		Email: mgrindel@epdps.com

8.

Exhibit A

Services and Compensation

1.          Services. Consultant shall provide one or more of the following services, as requested by the Company:

Consultant shall provide program management leadership of the Company’s efforts in the performance of the Prime Contract. In particular, Consultant shall ensure that Company meets all the requirements of the following sections of the Prime Contract:

-   Section C, Description/Specifications/Work Statement

-   Section F, Deliveries or Performance

-   Attachment J.1, Scope of Work.

Consultant shall also ensure that the Company’s communications with the customer are effective, accurate, thorough and transparent. The objective of these communications is to convince the customer that Company has conducted the research required by the Prime Contract in accordance with all Prime Contract requirements and best industry practices.

In connection with services performed for Chimerix, the consultant is to assume the role as Head of Development and Program Management. He will work on non-BARDA activities as needed by the Company.

2.          Compensation:

The Company will pay the consultant at a fixed price of $6,000 a week for 27 weeks resulting in a grand total of $162,000 for work performed under the BARDA contract.

The Company will pay the consultant at a fixed price of $2,000 a week for 27 weeks resulting in a grand total of $54,000 for work performed as Head of Development and Program Management for non-BARDA related activities.

3.          Expenses:

Company shall reimburse Consultant, in accordance with Company’s reimbursement policy and the Federal Acquisition Regulation, for the following expenses incurred in connection with the performance of Services under this Agreement, provided Consultant obtains Company’s prior written approval thereof and submits verification of such expenses as Company may reasonably require:

•   Coach airfare to Raleigh Durham, NC

•   Hotel accommodations at the Doubletree hotel in Durham

•   Meals

•   Car Rental

4.          Invoices. Invoices should be emailed to:

accountspayable@chimerix.com

OR

Invoices may be mailed in duplicate to:

Accounts Payable

Chimerix, Inc.

2505 Meridian Parkway

Suite 340

Durham, NC 27713

Consultant shall submit a single invoice for Services performed in support of the Prime Contract and for other Company activities. Each invoice for Services performed in support of the Prime Contract shall identify the Prime Contract number as shown on the first page of this Agreement and the applicable WBS number(s) shown in Section 1 above. If more than one WBS number applies to the Services, the invoice must show a break out of the amounts requested by WBS number.

Consultant may invoice once a month for work performed in the preceding month. The calculation of the number of weeks in the preceding month will be based upon the number of Mondays in that month.

5.          Payment. Company shall pay invoices submitted in accordance with Section 4 above within ten (10) working days of Company’s receipt of payment from the Government for services covered by such invoices or, if the Services are not provided in support of the Prime Contract, within 30 days of receipt of the invoice.

EXHIBIT B

PRIME CONTRACT

PROVISIONS APPLICABLE TO SUBCONTRACTS FOR

COMMERCIAL SERVICES

Chimerix, Inc. (“SPONSOR”) and EPD Pharma Solutions, LLC (“SUBCONTRACTOR”) agree to the following additional terms and conditions from Contract No. HHSO100201100013C (the “Prime Contract”), SPONSOR’s contract with the U.S. Government (the “Government”):

1. SPECIAL CONTRACT REQUIREMENTS (FROM SECTION H OF PRIME CONTRACT)

1.1	Prohibition on the Use of Appropriated Funds for Lobbying Activities

1.1.1	SUBCONTRACTOR is hereby notified of the restrictions on the use of Department of Health and Human Service’s funding for lobbying of Federal, State and Local legislative bodies.

1.1.2	The Department of Health and Human Services Appropriations Act applicable to this Agreement (the Act) provides that no part of any appropriation contained in the Act shall be used, other than for normal and recognized executive-legislative relationships, for publicity or propaganda purposes, for the preparation, distribution, or use of any kit, pamphlet, booklet, publication, radio, television, or video presentation designed to support, or defeat legislation pending before the Congress, or any State or Local legislature except in presentation to the Congress, or any State or Local legislative body itself.

1.1.3	The Act also provides that no part of any appropriation contained in the Act shall be used to pay the salary or expenses of any contract or grant recipient, or agent acting for such recipient, related to any activity designed to influence legislation or appropriations pending before the Congress, or any State or Local legislature.

1.2	Review and Approval of Publications

SUBCONTRACTOR shall not release any reports, manuscripts, press releases, abstracts or any other information about the work being performed under this contract, without written approval in advance from SPONSOR.

1.3	Identification and Disposition of Data

SUBCONTRACTOR shall keep copies of all data required by the Food and Drug Administration (FDA) relevant to this Agreement for the time specified by the FDA. SPONSOR will be required to provide certain data generated under this Agreement to the SPONSOR and Department of Health and Human Services (DHHS). SPONSOR reserves the right to review any other data determined by SPONSOR or DHHS to be relevant to work under this Agreement.

1.4	Privacy Act Applicability

1.4.1	Notification is hereby given that SUBCONTRACTOR and its employees are subject to criminal penalties for violation of the Privacy Act to the same extent as employees of the Government. SUBCONTRACTOR shall assure that each of its employees knows the prescribed rules of conduct and that each is aware that he or she can be subjected to criminal penalty for violation of the act. The Privacy Act Regulations, 45 CFR part 5b, may be accessed at http://www.gpoaccess.gov/cfr/index.html.

1.4.2	SPONSOR’s Contract Manager is hereby designated as the official who is responsible for monitoring SUBCONTRACTOR compliance with the Privacy Act.

1.4.3	The SUBCONTRACTOR shall follow the Privacy Act guidance as contained in the Privacy Act System of Records Number 09-25-0200. This document may be obtained at the following link: http://oma.od.nih.gov/ms/privacy/pa-files/0200.htm.

1.5	Prohibition on Involvement with Terrorist Activities

SUBCONTRACTOR acknowledges that U.S. Executive Orders and Laws, including but not limited to Executive Order 13224 and Public Law 107-56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of SUBCONTRACTOR to ensure compliance with these Executive Orders and Laws. This clause must be included in all subcontracts issued under this Agreement.

1.6	Human Subjects

The following provisions apply if this Agreement requires SUBCONTRACTOR to conduct or participate in research involving human subjects.

1.6.1	Research involving human subjects will not be conducted under this Agreement until the applicable protocols have been approved by SPONSOR and the Government, written notice of such approval has been provided to SUBCONTRACTOR by SPONSOR and SUBCONTRACTOR has provided to SPONSOR a properly completed Optional Form 310 certifying Institutional Review Board review and approval of the protocol.

1.6.2	The SUBCONTRACTOR agrees that the rights and welfare of human subjects involved in research under this contract shall be protected in accordance with 45 CFR Part 46 and with the SUBCONTRACTOR’s current Assurance of Compliance on file with the Office for Human Research Protections (OHRP), Department of Health and Human Services. The SUBCONTRACTOR further agrees to provide certification to SPONSOR at least annually that the Institutional Review Board has reviewed and approved the procedures, which involve human subjects in accordance with 45 CFR Part 46 and the Assurance of Compliance.

1.6.3	The SUBCONTRACTOR shall bear full responsibility for the performance of all work and services involving the use of human subjects under this Agreement and shall ensure that work is conducted in a proper manner and as safely as is feasible. The SUBCONTRACTOR shall not deem anything in this Agreement to constitute the SUBCONTRACTOR or any subcontractor, agent or employee of the SUBCONTRACTOR, or any other person, organization, institution, or group of any kind whatsoever, as the agent or employee of the Government. The SUBCONTRACTOR agrees that it has entered into this Agreement and will discharge its obligations, duties, and undertakings and the work pursuant thereto, whether requiring professional judgment or otherwise, as an independent contractor without imputing liability on the part of the Government for the acts of the SUBCONTRACTOR or its employees.

1.6.4	If at any time during the performance of this Agreement, the SPONSOR or the Government determines that the SUBCONTRACTOR is not in compliance with any of the requirements and/or standards stated in paragraphs 1.6.2 and 1.6.3 above, the SPONSOR may immediately suspend, in whole or in part, work and further payments under this Agreement until the SUBCONTRACTOR corrects the noncompliance. The SPONSOR may communicate the notice of suspension by telephone with confirmation in writing. If the SUBCONTRACTOR fails to complete corrective action within the period of time designated in the SPONSOR’s written notice of suspension, the SPONSOR may terminate this Agreement in whole or in part, and the SUBCONTRACTOR’s name may be removed from the list of those contractors with approved Human Subject Assurances.

1.7	Human Specimen Materials

If this Agreement involves the acquisition, supply or use of human specimen materials (including fetal materials), the provisions of clauses H.2 and H.3 of the Prime Contract shall apply except that the term “Contractor” shall mean “SUBCONTRACTOR” and the term “Contracting Officer” shall mean SPONSOR’s Contract Manager.

1.8	Animal Welfare

1.8.1	If this Agreement involves the use of live, vertebrate animals, the SUBCONTRACTOR shall comply with all requirements of the Public Health Service Policy on Humane Care and Use of Laboratory Animals. This document may be obtained at the following link: http://grants1.nih.gov/grants/olaw/references/phspol.htm.

1.8.2	In addition to the foregoing, the SUBCONTRACTOR shall comply with the provisions of clauses H.6, H.8, H.19, H.20 and H.21 of the Prime Contract, except that the term “Contractor” shall mean “SUBCONTRACTOR” and the term “Contracting Officer” shall mean SPONSOR’s Contract Manager.

1.9	Manufacturing Standards

The current Good Manufacturing Practice Regulations (21 CFR Parts 210-211) will be the standard to be applied for manufacturing, processing and packing of product delivered under this Agreement. If at any time during the life of the contract, the SUBCONTRACTOR fails to comply with GMP in the manufacturing, processing, packaging, storage, stability and other testing of the manufactured drug substance or product and delivery of this product and such failure results in a material adverse effect on the safety, purity or potency of the product (a material failure) as identified by the FDA, the SUBCONTRACTOR shall have thirty (20) calendar days from the time such material failure is identified to cure such material failure. If, within the thirty (20) calendar day period, the SUBCONTRACTOR fails to take such an action to the satisfaction of SPONSOR, or fails to provide a remediation plan that is acceptable to the SPONSOR, then the Agreement may be terminated.

1.10	Laboratory License Requirements

The SUBCONTRACTOR shall comply with all applicable requirements of section 353 of the Public Health Service Act (Clinical Laboratory Improvement Act as amended). This requirement shall also be included in any subcontract for services under this Agreement.

1.11	Possession, Use and Transfer of Selected Biological Agents

When performance of this Agreement is expected to involve possession, use and/or transfer of select biological agents or toxins, the provisions of clause H.22 of the Prime Contract shall apply to this Agreement, except that the term “Contractor” shall mean “SUBCONTRACTOR”, the term “Contracting Officer” shall mean SPONSOR’s Contract Manager and the term “Government” shall mean the “Government and SPONSOR”.

1.12	Organizational Conflict of Interest

The SUBCONTRACTOR represents and warrants that, to the best of the SUBCONTRACTOR’s knowledge and belief, there are no relevant facts or circumstances which could give rise to an organizational conflict of interest, as defined in FAR Subpart 9.5, or that the SUBCONTRACTOR has disclosed all such relevant information. Prior to commencement of any work, the SUBCONTRACTOR agrees to notify the SPONSOR Contract Manager promptly that, to the best of its knowledge and belief, no actual or potential conflict of interest exists or to identify to the SPONSOR Contract Manager any actual or potential conflict of interest the firm may have. In emergency situations, however, work may begin but notification shall be made within five (5) working days. The SUBCONTRACTOR agrees that if an actual or potential organizational conflict of interest is identified during performance, the SUBCONTRACTOR shall promptly make a full disclosure in writing to the SPONSOR Contract Manager. This disclosure shall include a description of actions, which the SUBCONTRACTOR has taken or proposes to take, after consultation with the SPONSOR Contract Manager, to avoid, mitigate, or neutralize the actual or potential conflict of interest. The SUBCONTRACTOR shall continue performance until notified by the SPONSOR Contract Manager of any contrary action to be taken. Remedies include termination of this contract for convenience, in whole or in part, if the SPONSOR Contract Manager deems such termination necessary to avoid an organizational conflict of interest. If the SUBCONTRACTOR was aware of a potential organizational conflict of interest prior to award or discovered an actual or potential conflict after award and did not disclose it or misrepresented relevant information to the SPONSOR Contract Manager, the SPONSOR may terminate the contract for default, report the SUBCONTRACTOR to Government debarment officials, or pursue such other remedies as may be permitted by law or this Agreement.

2. REIMBURSEMENT OF TRAVEL COSTS

The Cost Principles set forth at Federal Acquisition Regulation (FAR) Subpart 31.2, including FAR 31.205-46, Travel Costs, apply to any SUBCONTRACTOR request for reimbursement of travel costs under this Agreement. SPONSOR shall have no obligation to reimburse SUBCONTRACTOR for any amounts that are unallowable under these Cost Principles. SUBCONTRACTOR may not add any charges for indirect costs or profit to its request for reimbursement of travel costs.

3. DISPUTE RESOLUTION

3.1	Any dispute arising under or related to this Agreement which relates to a matter for which SPONSOR has recourse against the Government under the Prime Contract shall be resolved as follows unless the parties otherwise agree in writing.

3.2	SUBCONTRACTOR shall give SPONSOR a fully supported written claim concerning any such dispute within one year after the claim accrues, but in no event later than final payment under this Agreement, or SUBCONTRACTOR shall be barred from any remedy for such claim.

3.3	SPONSOR shall forward such claim to the Contracting Officer on SUBCONTRACTOR’s behalf for final decision, subject to the limitations and other conditions contained in this provision. SPONSOR shall in good faith consult with SUBCONTRACTOR concerning the forwarding of such claim to the Contracting Officer.

3.4	Any decision of the Contracting Officer under the Prime Contract as it relates to this Agreement, whether or not it results from a claim submitted on SUBCONTRACTOR’s behalf under the provision stated above, shall be final and binding upon SUBCONTRACTOR insofar as it relates to this Agreement; however, SPONSOR shall notify SUBCONTRACTOR immediately if it appears SUBCONTRACTOR is adversely affected by any such decision of the Contracting Officer, and if SPONSOR elects not to appeal such decision pursuant to the “Disputes” clause of the Prime Contract. If SPONSOR thereafter receives, no less than twenty (20) days before the expiration of the period of appeal under the “Disputes” clause of the Prime Contract, a written request by SUBCONTRACTOR to appeal such decision, and if SPONSOR has the right of such appeal under the Prime Contract, SPONSOR shall file an appeal from the decision on SUBCONTRACTOR’s behalf.

3.5	If SPONSOR appeals such a decision, whether at its election or at SUBCONTRACTOR’s request, any decision upon such appeal by the Board of Contract Appeals, the United States Court of Federal Claims, or any other board or agency having jurisdiction over the appeal shall be final and binding upon SUBCONTRACTOR insofar as it relates to this Agreement. If SUBCONTRACTOR timely (i.e., no less than twenty (20) days before the expiration of the relevant period of appeal) requests SPONSOR to bring a further appeal to obtain judicial review of such decision by a court of competent jurisdiction, SPONSOR shall do so, subject to the terms below. A final judgment in any such further appeal, if binding on SPONSOR under the Prime Contract, shall in turn be binding on SUBCONTRACTOR insofar as it relates to this Agreement.

3.6	In any appeal brought by SPONSOR on behalf of SUBCONTRACTOR, or at SUBCONTRACTOR’s request under the above provisions, SUBCONTRACTOR shall bear all costs and expenses incurred by SUBCONTRACTOR and SPONSOR in prosecuting such appeal, including but not limited to, any legal fees or costs incurred. In any appeal taken or brought by SPONSOR, whether at its election or at SUBCONTRACTOR request, SUBCONTRACTOR shall cooperate fully with SPONSOR in its prosecution thereof in every reasonable manner and SUBCONTRACTOR shall be afforded reasonable opportunity to participate in the prosecution thereof to the extent SUBCONTRACTOR’s interest may be affected. To the extent requested by SPONSOR, SUBCONTRACTOR shall prosecute for SPONSOR any appeal taken or brought at SUBCONTRACTOR request and, in such event, SPONSOR shall assist SUBCONTRACTOR in every reasonable manner.

3.7	If SPONSOR is required to certify any claim of SUBCONTRACTOR, SPONSOR shall not forward such claim unless it is satisfied the claim is in good faith, and SPONSOR can certify such claim to the Contracting Officer to the extent and manner required by the Contract Disputes Act. SUBCONTRACTOR agrees to provide SPONSOR with such information as SPONSOR may deem necessary to make this determination, including but not limited to, its own certification in the form prescribed by the Contract Disputes Act or its implementing regulations. Such certification shall be executed by a person duly authorized to bind SUBCONTRACTOR. SUBCONTRACTOR agrees that, with respect to any claim or dispute that arises under or relates to the Prime Contract which, if it were SPONSOR’s claim, can properly be submitted for a decision of the Government Contracting Officer under the “Disputes” clause, its right of claim or appeal is limited to the procedures set forth in this provision.

3.8	SUBCONTRACTOR’s failure to comply with the terms of this provision shall entitle SPONSOR to terminate any such appeal on SUBCONTRACTOR’s behalf. The rights and obligations described herein shall survive completion of and final payment under this Disputes clause.

3.9	SUBCONTRACTOR shall proceed diligently with performance of this Agreement pending final resolution of any dispute.

4. STOP WORK

4.1	SUBCONTRACTOR shall stop work for up to ninety (90) days in accordance with any written notice received from SPONSOR, or for such longer period of time as the parties may agree and shall take all reasonable steps to minimize the incurrence of costs allocable to the Work during the period of Work stoppage.

4.2	Within such period, SPONSOR will either terminate in accordance with the provisions of the Agreement or continue the Work by written notice to SUBCONTRACTOR. In the event of a continuation, an equitable adjustment in accordance with the principles of the “Changes” clause of this Agreement shall be made to the price, performance schedule, or other provision(s) affected by the Work stoppage, if applicable, provided that the claim for equitable adjustment is made within thirty (30) days after date of notice to continue.

5. CHANGES

5.1	SPONSOR’s Contract Manager may, at any time, by written notice make changes within the general scope of this Agreement in any one or more of the following: (i) description of services; (ii) drawings, designs, or specification; (iii) method of shipping or packing; (iv) place of inspection, acceptance, or point of delivery; (v) time of performance; and (vi) place of performance.

5.2	If any such change causes an increase or decrease in the cost of, or the time required for, performance of any part of this Agreement, SPONSOR shall make an equitable adjustment in the price and/or delivery schedule and modify this Agreement accordingly.

5.3	SUBCONTRACTOR must assert its right to an equitable adjustment under this clause within ten (10) days from the date of receipt of the written change order from SPONSOR.

5.4	Failure to agree to any adjustment shall be resolved in accordance with the “Disputes” clause of this Agreement. However, nothing in this Changes clause shall excuse the SUBCONTRACTOR from proceeding without delay in the performance of this Agreement as changed.

6. AMENDMENTS REQUIRED BY PRIME CONTRACT

SUBCONTRACTOR agrees that upon the request of SPONSOR it will negotiate in good faith with SPONSOR amendments to this Agreement to incorporate additional provisions herein or to change provisions hereof, as SPONSOR may reasonably deem necessary in order to comply with the provisions of the applicable Prime Contract or with the provisions of amendment to such Prime Contract. If any such amendment to this Agreement causes an increase or decrease in the cost of, or the time required for, performance of any part of the work under this Agreement, an equitable adjustment shall be made pursuant to the “Changes” clause of this Agreement.

7. TERMINATION FOR CONVENIENCE

7.1	SPONSOR may terminate part or all of this Agreement for its convenience by giving written notice to SUBCONTRACTOR.

7.2	Upon termination, in accordance with SPONSOR’s written direction, SUBCONTRACTOR will immediately: (i) cease work; (ii) prepare and submit to SPONSOR an itemization of all completed and partially completed deliverables and services; (iii) deliver to SPONSOR any and all Work completed up to the date of termination at the agreed upon prices; and (iv) deliver upon request any Work in process. In the event SPONSOR terminates for its convenience, after performance has commenced, SPONSOR will compensate SUBCONTRACTOR for the actual, allowable, and reasonable expense incurred by SUBCONTRACTOR for Work in process up to and including the date of termination provided SUBCONTRACTOR uses reasonable efforts to mitigate SPONSOR’s liability under this clause.

7.3	In no event shall SPONSOR be liable for lost or anticipated profits, unabsorbed indirect costs or overhead, or for any sum in excess of the total Agreement price. SUBCONTRACTOR’s termination claim shall be submitted within ninety (90) days from the effective date of the termination.

7.4	SUBCONTRACTOR shall continue all Work not terminated.

8. FEDERAL ACQUISITION REGULATION (“FAR”) AND
HEALTH AND HUMAN SERVICES ACQUISITION REGULATION (“HHSAR”) CLAUSES

The following clauses from the FAR and HHSAR are hereby incorporated by reference. As used in these clauses: (1) “commercial item” means a commercial item as defined in FAR 2.101; (2) “Contract” means this Agreement; (3) “Contracting Officer” shall mean the U.S. government Contracting Officer for SPONSOR’s Prime Contract; (4) “Contractor” in these clauses shall be deemed to refer to SUBCONTRACTOR, acting as the immediate (first tier) subcontractor to SPONSOR; (5) “Prime Contract” means the contract between SPONSOR and the U.S Government specified above; and (6) “subcontract” means any contract placed by SUBCONTRACTOR or lower-tier subcontractors under this Agreement. The clauses are posted at http://farsite.hill.af.mil and http://www.knownet.hhs.gov/acquisition/hhsar/Default.htm.

Notes:

1.	Substitute “SPONSOR” for “Government” or “United States” throughout this clause.

2.	Substitute “SPONSOR Contract Manager” for “Contracting Officer” throughout this clause.

3.	Insert “and SPONSOR” after “Government” throughout this clause.

4.	Insert “or SPONSOR” after “Government” throughout this clause.

5.	Communications/notification required under this clause from/to the Contractor to/from the Contracting Officer shall be through SPONSOR.

FAR SOURCE	TITLE AND DATE	NOTES
52.203-3	Gratuities (Apr 1984)

52.203-6	Restrictions on Subcontractor Sales to the Government (Sep 2006)	Applicable if value of this Agreement exceeds $100,000.

52.203-7	Anti-Kickback Procedures (Oct 2010)	Applicable if value of this Agreement exceeds $150,000.

52.203-12	Limitation on Payments to Influence Certain Federal Transactions (Oct 2010)	Applicable if value of this Agreement equals or exceeds $150,000.

52.203-13	Contractor Code of Business Ethics and Conduct (Apr 2010)	Applicable to subcontracts that have a value in excess of $5,000,000 and a performance period of more than 120 days. Note 3 applies. Disclosures made under this clause shall be made directly to the government entities listed in the clause.

52.215-2	Audit and Records – Negotiation (October 2010)	This clause applies only if this Subcontract exceeds $150,000. Insert “and SPONSOR” after “Contracting Officer” and “Comptroller General of the United States”.

52.215-21	Requirements for Certified Cost or Pricing Data and Data Other Than Certified Cost or Pricing Data—Modifications (Oct 2010)	Note 2 applies.

52.219-8	Utilization of Small Business Concerns (May 2004)

52.222-21	Prohibition of Segregated Facilities (Feb 1999)	Not applicable to work performed outside the U.S by employees recruited outside the U.S.

52.222-26	Equal Opportunity (Mar 2007)	Not applicable to work performed outside the U.S by employees recruited outside the U.S.

52.222-35	Equal Opportunity for Veterans (Sep 2010)	Applicable if value of this Agreement equals or exceeds $100,000. Applies only to “employment activities within the U.S.” as defined in 41 CFR 60-250.4(a)(3).

52.222-36	Affirmative Action for Workers with Disabilities (Oct 2010)	Applicable if value of this Agreement equals or exceeds $15,000. Applies only to “employment activities within the U.S.” as defined in 41 CFR 60-250.4(a)(4).

52.222-50	Combating Trafficking in Persons (Feb 2009)	Note 2 applies. In paragraph (e), Note 3 applies.

52.222-54	Employment Eligibility Verification (Jan 2009)	Applicable to services and construction subcontracts that: (1) exceed $3,000; and (2) include work performed in the United States. This clause does not apply to subcontracts for commercial services that are (a) part of the purchase of a Commercially Available Off the Shelf (COTS) item (or an item that would be a COTS item, but for minor modifications) (b) performed by the COTS provider, and (c) are normally provided for that COTS item.

FAR SOURCE	TITLE AND DATE	NOTES
52.225-13	Restrictions on Certain Foreign Purchases (Jun 2008)

52.227-11	Patent Rights-Ownership by the Contractor (Dec 2007)	Insert “and SPONSOR” after “Federal agency” in subparagraph (c)(1), (c)(2) (after first use only) and in subparagraph (f)(3).

52.227-16	Additional Data Requirements (June 1987)	Note 2 applies.

52.232-7	Payments Under Time and Materials and Labor Hour Contracts	Applicable to time and materials and labor hour type subcontracts. Notes 1 and 2 apply. The third sentence of paragraph (a)(8) is deleted. In paragraph (f) “one year” is changed to “six months” and in paragraph (g)(2), “6 years” is changed to “five years”. Paragraphs (c) and (i) are deleted.
52.244-6	Subcontracts for Commercial Items (Oct 2010)

52.245-1	Government Property (Aug 2010)	Applicable where government property involved in performance of subcontract; “Contracting Officer” means “SPONSOR” except in the definition of Property Administrator and in paragraph h(1)(iii) and where it is unchanged, and in paragraphs (c) and (h)(4) where it includes SPONSOR. “Government” is unchanged in the phrases “Government property” and “Government furnished property” and where elsewhere used except in paragraph (d)(1) where it means SPONSOR and except in paragraphs (d)(2) and (g) where the term includes SPONSOR.

52.246-9	Inspection of Research and Development (Apr 1984)	Note 3 applies to first sentence and Note 4 applies to second sentence.
HHSAR

352.223-70	Safety and Health (Jan 2006)	Applies if this Agreement involves toxic substances, hazardous materials, or hazardous operations. Note 2 applies.

352.224-70	Privacy Act (Jan 2006)	Note 2 applies.

352.242-73	Withholding of Contract Payments (Jan 2006)	Note 1 applies.

9. REPRESENTATIONS AND CERTIFICATIONS

By executing this Agreement, SUBCONTRACTOR represents and certifies that:

(a)	neither it, nor any of its principals, is presently debarred, suspended, proposed for debarment or otherwise declared ineligible for participating in any federal or state procurement action by any federal, state, or local government or agency:

(b)	it has not, within the last three years, been convicted of, or had a civil judgment rendered against it, for any of the following: (1) the commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a federal, state or local government contract or agreement; (2) a violation of federal or state antitrust statutes relating to the submission or offers; or (3) the commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property;

(c)	it’s performance pursuant to this Agreement will not breach any agreement that it has with another party and there is no other contract or duty on it’s part now in existence inconsistent with the performance of its obligations pursuant to this Agreement;

(d)	it will comply with all applicable Federal laws and regulations regarding ethics in public acquisitions and procurement and performance of contracts;

(e)	the services provided under this Agreement constitute “commercial services” as defined by Federal Acquisition Regulation (“FAR”) 2.101;

(f)	it has not made or solicited and will not make or solicit kickbacks in violation of FAR 52.203-7 or the Anti-Kickback Act of 1986 (41 USC 51-58);

(g)	that (1) no Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with the awarding of this Agreement; (2) if any funds other than Federal appropriated funds (including profit or fee received under a covered Federal transaction) have been paid, or will be paid, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with this Agreement, the SUBCONTRACTOR shall complete and submit, with its offer, OMB standard form LLL, Disclosure of Lobbying Activities, to the Contracting Officer; and (3) he or she will include the language of this certification in all subcontract awards at any tier and require that all recipients of subcontract awards in excess of $100,000 shall certify and disclose accordingly (the definitions and prohibitions contained in the clause at FAR 52.203-12, Limitation on Payments to Influence Certain Federal Transactions, included in this solicitation, are hereby incorporated by reference in this paragraph of this certification); and

(h)	that (i) if SUBCONTRACTOR has participated in a previous contract or subcontract subject to the Equal Opportunity clause (FAR 52.222-26) SUBCONTRACTOR has filed all required compliance reports, and (ii) that representations indicating submission of required compliance reports, signed by proposed subcontractors, will be obtained before subcontract awards.

10. ORDER OF PRECEDENCE

In the event of a conflict between the terms of this Exhibit and any other term of the Agreement or a Work Order issued thereunder, the terms of this Exhibit shall govern.

FIRST AMENDMENT DATED FEBRUARY 16, 2012
TO THE CONSULTING AGREEMENT BETWEEN CHIMERIX, INC.

AND EPD PHARMA SOLUTIONS, LLC

This Amendment to the Consulting Agreement between Chimerix and Consultant is dated effective as of February 16, 2012 (“Effective Date”), and is entered into by and between Chimerix, Inc. (“Chimerix”), a Delaware corporation and its successors and assignees, and EPD Pharma Solutions, LLC, (“Consultant”).

WHEREAS, Chimerix and Consultant entered into that certain Consulting Agreement between Chimerix and Consultant first dated effective August 12, 2011 (the “Agreement”); and

WHEREAS, Chimerix and Consultant now wish to extend the term of the Agreement; and

WHEREAS, Chimerix and Consultant now desire to amend the terms of the Agreement as more particularly set forth below:

1.	TERM; TERMINATION: The first sentence of Section 9 of the Agreement (“TERM; TERMINATION”) is hereby deleted and replaced by the following:

“The term of this Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and, unless earlier terminated as provided below, shall expire December 31, 2012.”

2.	Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

3.	This Amendment embodies the entire agreement between Chimerix and Consultant with respect to the Agreement and any amendments thereto. In the event of any conflict or inconsistency between the provisions of the Agreement (including any amendments) and this Amendment, the provisions of this Amendment shall control and govern.

4.	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

IN WITNESS WHEREOF, Chimerix and Consultant have executed and delivered this Amendment effective as of the Effective Date.

Chimerix, Inc.		EPD Pharma Solutions, LLC

By:	/s/ Timothy W. Trost	Signature:	/s/ J. Michael Grindel, Ph.D.

Name:	Timothy W. Trost	Name:	J. Michael Grindel, Ph.D.

Title:	SVP & CFO	Title:	President

Address:		Address:
2505 Meridian Parkway, Suite 340		115 Otter Shaw Ct
Durham, NC 27713		Johns Creek, GA 30022
Attention: Contract Coordinator		Phone: 678-778-4646
Email: atoler@chimerix.com		Email: mgrindel@epdps.com

SECOND AMENDMENT DATED DECEMBER 1, 2012
TO THE CONSULTING AGREEMENT BETWEEN CHIMERIX, INC.

AND EPD PHARMA SOLUTIONS, LLC,

This Second Amendment to the Consulting Agreement between Chimerix and Consultant is dated effective as of December 1, 2012 (“Effective Date”), and is entered into by and between Chimerix, Inc. (“Chimerix”), a Delaware corporation and its successors and assignees, and EPD Pharma Solutions, LLC (“Consultant”).

WHEREAS, Chimerix and Consultant entered into that certain Consulting Agreement between Chimerix and Consultant first dated effective August 12, 2011 (the “Agreement”); and

WHEREAS, Chimerix and Consultant first amended the terms of the Agreement effective February 12, 2012 (the “Agreement”); and

WHEREAS, Chimerix and Consultant now wish to amend the scope of the Services such that Dr. Grindel shall no longer provide services with respect to the BARDA contract; and

WHEREAS, Chimerix and Consultant now desire to amend the terms of the Agreement as more particularly set forth below:

1.	Appendix I attached to this Second Amendment is hereby added in its entirety to the Agreement and incorporated for all purposes and replaces the existing Exhibit A.

2.	Exhibit B to the Agreement is hereby stricken in its entirety and shall have no application to the Services provided as of the date of this Second Amendment.

3.	Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

4.	This Amendment embodies the entire agreement between Chimerix and Consultant with respect to the Agreement and any amendments thereto. In the event of any conflict or inconsistency between the provisions of the Agreement (including any amendments) and this Amendment, the provisions of this Amendment shall control and govern.

5.	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

IN WITNESS WHEREOF, Chimerix and Consultant have executed and delivered this Amendment effective as of the Effective Date.

Chimerix, Inc.		EPD Pharma Solutions, LLC

By:	/s/ Timothy W. Trost	Signature:	/s/ J. Michael Grindel, Ph.D.

Name:	Timothy W. Trost	Name:	J. Michael Grindel, Ph.D.

Title:	SVP & CFO	Title:	President

Address:		Address:
2505 Meridian Parkway, Suite 340		2070 Lake Ridge Drive
Durham, NC 27713		The Villages, FL 32162
Attention: Contract Coordinator		Phone: 678-778-4646
Email: atoler@chimerix.com		Email: mgrindel@epdps.com

APPENDIX I

Exhibit A

Services and Compensation

Consultant shall provide one or more of the following services, as requested by the Company:

-	Consultant is to perform the role as Head of Development and Program Management. He will work on non BARDA activities.

Compensation:

-	Chimerix shall pay consultant at the rate of $250/hour (up to a maximum of $2,000.00) per day.

-	In no event shall total amount due under this agreement exceed fifteen thousand dollars ($15,000.00) without prior written approval from both parties

-	Chimerix shall reimburse Consultant, in accordance with Company’s reimbursement policy, for the following expenses incurred in connection with the performance of Services under this Agreement, provided Consultant obtains Company’s prior written approval thereof and submits verification of such expenses as Company may reasonably require:

o Coach airfare to Raleigh/Durham, NC

o Hotel accommodations at the Doubletree hotel in Durham

o Meals

o Car Rental

-	At the end of each month during the term of this Agreement Consultant agrees to send Chimerix an invoice setting forth the work performed under this Agreement for such month. Within thirty (30 days) of receipt, Chimerix shall pay consulting fees due for such month.

-	Invoices should be emailed to: accountspayable@chimerix.com OR Invoices may be mailed in duplicate to:

Attn: Accounts Payable
Chimerix, Inc.

2505 Meridian Pkwy, Suite 340
Durham, NC 27713